Exhibit 99

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE ANNOUNCES FOURTH QUARTER FY 2003 RESULTS;

ACHIEVES 20% YEAR-OVER-YEAR REVENUE GROWTH AND INCREASES

GAAP EPS BY $0.21 OVER PRIOR YEAR

Increased Demand and Scalable Operational

Structure Fuel Record Annual Earnings and Revenue

WALTHAM, Mass.—February 02, 2004—Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced financial results for the fourth quarter and year ended December 31, 2003.

Financial and business highlights for FY 2003 are as follows:

■	Revenue of $141.7 million, representing 16% organic growth (which excludes revenue from the Company’s India acquisition) and 20% total growth compared to revenue of $118.3 million for the year ended December 31, 2002.

■	GAAP net income of $2.5 million or $0.06 per share based on 40.5 million weighted average fully diluted common shares outstanding. This compares to a net loss of $4.8 million or ($0.15) per share based on 31.6 million weighted average common shares outstanding for 2002.

■	Excluding restructuring and other unusual items, the Company reported adjusted net income of $5.8 million or $0.14 per share based on based on 40.5 million weighted average fully diluted common shares outstanding. These previously-announced unusual items include restructuring and other expenses of approximately $940,000, expenses related to the accelerated recognition of financing costs and a discount on early repayment of debt totaling $2.1 million and other acquisition-related items of $165,000.

■	Complete repayment of $28.0 million of debt, representing the entire amount of the Company’s subordinated debt and bank line of credit.

■	The acquisition in September 2003 of Mentorix, a development company based in Mumbai, India, which provides the Company with an expanded offshore capability to meet customer demand and increase efficiencies.

For the fourth quarter of 2003, the Company reported revenue of $36.9 million, 23% higher than revenue of $30.0 million for the fourth quarter of 2002. On a GAAP basis, the Company reported net income of $1.1 million for the fourth quarter of 2003, or $0.02 per share. This compares to a GAAP net loss of $1.3 million, or ($0.04) per share, for the fourth quarter of 2002. Net income for the quarter included restructuring expenses of approximately $565,000. Excluding restructuring expenses, the Company reported net income of $1.7 million, or $0.03 per share for the quarter.

The adjusted net income amounts for the fourth quarter and the year ended December 31, 2003 are not determined in accordance with GAAP. Lionbridge management uses this non-GAAP measure in its analysis of the Company’s performance solely to provide information in a manner that management believes is most useful to investors—in this case, to highlight the exclusion of significant expenses that are unusual in nature.

“2003 was a remarkable year. We grew our revenue by 16% organically, we had record profitability despite the headwinds from some of the most volatile foreign exchange fluctuations in history, we paid off our debt, ended the year with an operating cash flow positive Q4 and expanded our offshore capabilities with the addition of our India operations,” said Rory Cowan, CEO, Lionbridge. “In the midst of this activity, we continued to grow our existing customers and added several new large-scale customer programs as demand for our globalization and testing services increased. All of these activities in 2003 serve as a platform for continued revenue growth and earning expansion in 2004.”

The Company provided estimates for its first quarter expectations. For the first quarter Lionbridge expects revenue of between

$37.0 – $38.5 million and adjusted income of $2.0 – $3.5 million, excluding acquisition-related expenses and restructuring charges.

Lionbridge also confirmed its previously released 2004 guidance of approximately $160 – 170 million in revenue and adjusted net income of $15 – 19 million.

“With the early success of our India operations we are identifying new opportunities to accelerate our European reconfiguration,” continued Cowan. “All of these activities underscore our ability to further leverage our global scale, expanded customer base and offshore execution to drive growth.”

The Company will host a conference call today at 11:00 am EST regarding the content of this release as well as the Company’s overall outlook going forward. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/Feb2. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 20 solution centers in 10 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including estimates of Lionbridge’s expected financial results for the first quarter of 2004 and its FY 2004, as well as expected cost efficiencies from its restructuring efforts and India operations. Lionbridge’s actual experiences, actions, financial and operating results for the quarter and the year may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Mentorix and benefits realized from the acquisition; the ability to implement and realize cost efficiencies, the ability to recognize the benefits from restructuring activities, including its European reconfiguration, and the timing and size of such restructuring activities; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases, in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Registration Statements on Form S-3 filed with the Securities and Exchange Commission on July 1, 2003 and August 7, 2003 (File No. 333-106693 and File No. 107753), its Annual Report on Form 10-K, filed March 31, 2003 (SEC File No. 000-26933) and its quarterly report on Form 10-Q filed on November 13, 2003.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue	$36,884	$30,036	$141,706	$118,319
Cost of revenue	22,452	17,706	85,859	71,272

Gross profit	14,432	12,330	55,847	47,047

Operating expenses:
Sales and marketing	3,483	3,205	12,983	11,600
General and administrative	7,688	7,545	29,666	29,399
Research and development	115	228	613	1,194
Depreciation and amortization	876	732	3,298	3,024
Amortization of acquisition-related intangible assets	124	116	470	528
Merger, restructuring and other charges	564	—	943	—
Stock-based compensation	126	177	421	851

Total operating expenses	12,976	12,003	48,394	46,596

Income from operations	1,456	327	7,453	451

Interest expense:
Interest (income) expense, net	(52)	846	1,804	3,154
Accretion of discount on debt	—	152	356	610
Accelerated recognition of discount and deferred financing charges on early repayment of debt, net	—	—	2,139	—
Other expense, net	62	705	288	1,534

Income (loss) before income taxes	1,446	(1,376)	2,866	(4,847)
Provision for (benefit from) income taxes	312	(77)	334	(62)

Net income (loss)	$1,134	$(1,299)	$2,532	$(4,785)

Net income (loss) per share of common stock:
Basic	$0.02	$(0.04)	$0.07	$(0.15)
Diluted	0.02	(0.04)	0.06	(0.15)

Weighted average number of common shares outstanding:
Basic	46,011	31,706	37,406	31,632
Diluted	48,750	31,706	40,548	31,632

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$29,451	$10,916
Restricted cash	383	352
Accounts receivable, net of allowances of $591 and $425 at December 31, 2003 and 2002, respectively	24,653	17,303
Work in process	8,609	6,062
Other current assets	2,188	2,054

Total current assets	65,284	36,687

Property and equipment, net	4,445	5,013
Goodwill	34,994	15,142
Other intangible assets, net	191	551
Other assets	1,076	771

Total assets	$105,990	$58,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$—	$3,215
Accounts payable	8,318	8,570
Accrued expenses and other current liabilities	14,278	14,415
Deferred revenue	3,850	3,753

Total current liabilities	26,446	29,953

Long-term debt, less current portion and net of discount of $2,288 at December 31, 2002	—	24,728
Other long-term liabilities	1,914	1,769

Total stockholders’ equity	77,630	1,714

Total liabilities and stockholders’ equity	$105,990	$58,164